Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

SAN DIEGO, CA, February 9, 2006 – American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator of directed sound products and solutions, today announced its results for its first fiscal quarter ended December 31, 2005.

For the first quarter of fiscal year 2006, the Company reported net sales of $1.90 million, compared to $4.41 million in the first quarter of fiscal year 2005 and $1.58 million in the fourth fiscal quarter ended September 30, 2005. The reduction in quarterly net sales in the first quarter ended December 31, 2005 compared to the same quarter a year ago resulted primarily from a decrease in military sales and the impact of one large order in the prior year’s first quarter.

For the first quarter of fiscal year 2006, the Company’s gross profit was $1.06 million, or approximately 56% of net sales, compared to gross profit of $2.85 million, or approximately 65% of net sales for the same quarter a year ago, and compared to negative gross profit of ($75,458) for the fourth fiscal quarter ended September 30, 2005. Gross profit in the first quarter ended December 31, 2005 was lower than in the same quarter a year ago primarily due to lower sales volume.

Net loss for the first quarter of fiscal year 2006 was $770,516 compared to a net loss of $1,526,850 for the same quarter a year ago and a net loss of $2,354,072 for the fourth quarter ended September 30, 2005. The first quarter 2006 net loss reflected the benefit of, a $1.03 million non-cash unrealized gain on the valuation of derivative financial instruments issued in the Company’s July 2005 financing, and a charge of $188,376 for stock compensation expense resulting from the adoption of SFAS 123(R). The first quarter 2005 net loss included $951,530 in unrealized loss on derivative revaluation related to a derivative instrument that has since been canceled. The fourth quarter 2005 net loss reflected the benefit of $1.05 million of unrealized gain on the valuation of the derivative instruments issued in July 2005. Net loss available to common stockholders for the quarter was $(0.03) per share compared to $(0.09) per share for the same quarter last fiscal year and $(0.09) for the fourth quarter ended September 30, 2005.

“Our recent focusing of resources on sales and marketing is resulting in increasing commercial and military interest in our major directed sound product lines,” said John Zavoli, president, chief operating officer and interim chief financial officer of ATC. “We expect this momentum to translate into significant orders from national and international customers in existing and new markets.”

Zavoli continued, “In addition to having made good progress driving down our R & D expenses, we are working on reducing our product costs, increasing our margins, and substantially enhancing the marketing of ATC and our unique directed sound solutions.”

In other corporate developments, ATC announced that its Long Range Acoustic Device (LRAD™) was deployed by the crew of the USS Winston S. Churchill in capturing a pirate crew and its hijacked dhow off the coast of Somalia in late January. LRAD is proving to be increasingly effective for commercial and military use in communicating, hailing and warning, and determining intent, over several hundred meters on land or at sea. ATC also announced it has received government approvals to actively solicit and fulfill large international orders. Over 450 LRADs are now in use around the world.

“While quarterly revenues remain uneven, we expect fiscal 2006 revenues will surpass fiscal 2005 revenues,” concluded Zavoli. “We will be announcing the date and location of our annual meeting of shareholders this quarter as well as releasing information on new business developments.”

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® through its proprietary directed sound products and technologies which include: the award-winning HSS® (HyperSonic® Sound technology); LRAD™ (Long Range Acoustic Device) products family; NeoPlanar® products family, Sound Vector™ technology, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 320 U.S. and foreign patents and pending patent applications to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the company’s Form 10-K for the year ended September 30, 2005. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

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FOR FURTHER INFORMATION CONTACT:

Investor Relations:	Media Inquiries:
Robert Putnam	Don Mathias
(858) 679-3168	(949) 855-4520
robert@atcsd.com	dwmath@aol.com

American Technology Corporation

Condensed Statements of Operations

(000’s omitted except per share amounts)

(Unaudited)

	For the three months ended December 31,
	2005	2004
Total revenues	$1,899	$4,409
Cost of revenues	835	1,563

Gross profit	1,064	2,846

Operating expenses:
Selling, general and administrative	2,375	1,947
Research and development	566	1,475

Total operating expenses	2,941	3,422

Loss from operations	(1,877)	(576)

Other income (expense):
Interest income	75	11
Interest expense	—	(12)
Unrealized gain (loss) on derivative revaluation	1,032	(950)

Total other income (expense)	1,107	(951)

Net loss	(770)	(1,527)
Dividend requirements on convertible preferred stock	—	278

Net loss available to common stockholders	$(770)	$(1,805)

Net loss per share of common stock - basic and diluted	$(0.03)	$(0.09)

Average weighted number of common shares outstanding	24,302,848	19,812,515

American Technology Corporation

Condensed Balance Sheets

(000’s omitted except per share amounts)

(Unaudited)

	December 31, 2005	September 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$7,185	$10,348
Accounts Receivable	1,758	880
Inventories, net of $514,979 and $691,206 reserve for obsolescence	1,616	1,799
Prepaid expenses and other	222	201

Total current assets	10,781	13,228
Equipment, net	542	607
Patents, net	1,323	1,373

Total assets	$12,646	$15,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,017	$1,985
Accrued liabilities	1,183	1,223
Derivative warrant instrument	1	282
Capital lease short-term portion	8	12

Total current liabilities	2,209	3,502
Long-Term Liabilities:
Derivative warrant instrument	812	1,564

Total liabilities	3,021	5,066

Total stockholders’ equity	9,625	10,142

Total liabilities and stockholders’ equity	$12,646	$15,208